As filed with the Securities and Exchange Commission on February 6, 2009

Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRESCENT FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	56-2259050
(State or other jurisdiction of	(I.R.S. Employer ID No.)
Incorporation or organization)

1005 High House Road
Cary, North Carolina 27513-3586
(919) 460-7770
(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)

Michael G. Carlton
President and Chief Executive Officer
Crescent Financial Corporation
1005 High House Road
Cary, North Carolina 27513-3586
(919) 460-7770
(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)

Copy to:
Anthony Gaeta, Jr., Esq.
Todd H. Eveson, Esq.
Gaeta & Eveson, P.A.
8305 Falls of Neuse Road, Suite 203
Raleigh, North Carolina 27615
Phone: (919) 845-2558
Fax: (919) 518-2146

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered (1)	Price(1)	Fee(2)
Preferred Stock of Crescent Financial Corporation	$24,900,000.00	$978.57
Warrants to Purchase Common Stock, and underlying shares of Common Stock of Crescent Financial Corporation, par value $1.00 per share (2)	$3,734,998.40	$146.79
TOTAL:	$28,634,998.40	$1,125.36

(1)  There are being registered hereunder (a) 24,900 shares of cumulative perpetual preferred stock, series A; (b) a warrant for the purchase of 833,705 shares of common stock with an initial per share exercise price of $4.48 per share; (c) the 833,705 shares of common stock issuable upon exercise of such warrant; and (d) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)  Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $4.48.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2009

Prospectus

1005 High House Road
Cary, North Carolina 27513-3586
(919) 460-7770

24,900 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 833,705 Shares of Common Stock
833,705 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of 24,900 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, series A, a warrant to purchase 833,705 shares of our common stock and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant along with a new series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred Stock, was originally issued by us pursuant to a Letter Agreement dated January 9, 2009, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series A Preferred Stock and the warrant are not listed on any exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock or the warrant on any exchange. Our common stock is traded on the Nasdaq Global Market under the symbol “CRFN.”

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk.  See the section entitled “Risk Factors,” beginning on page 2 of this prospectus and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is          , 2009.

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Table of Contents

About This Prospectus

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “Crescent” and the “Company” to refer to Crescent Financial Corporation and its subsidiaries. The term “bank” refers to our principal operating subsidiary, Crescent State Bank (unless the context indicates another meaning).

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add to, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for additional information.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the North Carolina market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Where You Can Find More Information

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington,  D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.crescentstatebank.com, and at the office of the Nasdaq Global Market. Except for those SEC filings, none of the other information on our web site is part of this prospectus. For further information on obtaining copies of our public filings at the Nasdaq Global Market, you should call (919) 460-7770 or visit the Nasdaq Global Market website http://www.nasdaq.com. Our commission file number is 000-32951.

Documents Incorporated by Reference

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K listed below, unless otherwise indicated in the Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 11, 2008 and the amendment to such report, filed on April 30, 2008.

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008.

•	our Current Reports on Form 8-K filed with the SEC since December 31, 2007.

•	our Definitive Proxy on Schedule 14A filed on April 17, 2008; and

•	the description of our common stock contained in our Registration Statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered these incorporated documents without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, upon request received in writing or by telephone at the following address:

Mr. Bruce W. Elder
Crescent Financial Corporation
1005 High House Road
Cary, NC  27513-3586
(919) 460-7770

These incorporated documents may also be available on our web site at www.crescentstatebank.com. Except for incorporated documents, information contained on our web site is not a prospectus and does not constitute part of this prospectus.

Note of Caution Regarding Forward-Looking Statements

We make certain forward-looking statements in this prospectus, any prospectus supplement, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

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Prospectus Summary

This summary highlights selected information about Crescent and a general description of the securities that may be offered for resale by the selling securityholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities offered by the selling securityholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities That May Be Offered

The selling securityholders may use this prospectus to offer for resale the preferred securities, the warrant or the shares of common stock issuable upon the exercise of the warrant in one or more offerings. At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.  In that case, the prospectus supplement may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

The selling securityholders, as well as any agents acting on their behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities.

Preferred Stock

The selling securityholders may sell all or a portion of the preferred stock.  If required, a prospectus supplement will describe the aggregate number of shares offered and the offering price or prices of the shares.

Warrant

The selling securityholders may sell all or a portion of the warrant to purchase 833,705 shares of our common stock.  The warrant has an initial exercise price of $4.48 per share.  If required, a prospectus supplement will describe the price at which the selling securityholder is offering the warrant or warrants and the number of shares of common stock underlying the warrant or warrants offered.

Common Stock

Upon the exercise of all or a portion of the warrant, the selling securityholders may sell the shares of our common stock issued upon such exercise. If required, a prospectus supplement will describe the aggregate number of shares offered and the offering price or prices of the shares.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, as amended, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Crescent Financial Corporation

Crescent Financial Corporation is the holding company for Crescent State Bank and was incorporated under the laws of the State of North Carolina on April 27, 2001, at the direction of the Board of Directors of the bank, for the purpose of serving as the bank holding company for the bank.  We became the holding company for the bank on June 29, 2001. To become a registered bank holding company, we received approval of the Federal Reserve Board as well as our shareholders. Upon receiving such approval, each share of the Bank’s $5.00 par value common stock was exchanged on a one-for-one basis for $1.00 par value common stock of Crescent Financial Corporation. On August 31, 2006, we acquired Port City Capital Bank for cash and stock valued at $40.2 million.  We subsequently merged Port City Capital Bank into Crescent State Bank on June 15, 2007.

Crescent State Bank was incorporated on December 22, 1998 as a North Carolina-chartered commercial bank and opened for business on December 31, 1998. Including its main office, the bank operates thirteen (13) full service branch offices in Cary (2), Apex, Clayton, Holly Springs, Pinehurst, Raleigh, Southern Pines, Sanford, Garner, Wilmington (2) and Knightdale, North Carolina and one loan production office in Raleigh, North Carolina. The Southern Pines and Pinehurst offices were acquired through a merger with Centennial Bank of Southern Pines in August, 2003 and one of the Wilmington offices was acquired through a merger with Port City Capital Bank in August 2006.

We operate for the primary purpose of serving as the holding company for Crescent State Bank. Our headquarters are located at 1005 High House Road, Cary, North Carolina 27513.

Crescent State Bank operates for the primary purpose of serving the banking needs of individuals, and small- to medium-sized businesses in its market area. The bank offers a range of banking services including checking and savings accounts, commercial, consumer and personal loans, and mortgage services and other associated financial services.

Our Market Area

Our market area includes the four contiguous counties of Wake, Johnston, Lee and Moore Counties and the coastal County of New Hanover.

According to the U.S. Census Bureau, the estimated 2007 population for the contiguous four county area was approximately 1.1 million reflecting a 31% increase over the population in 2000. The largest of the four, Wake County, includes the state capital of Raleigh as well as the area known as Research Triangle Park, one of the nation’s leading technology centers. Our market area is home to several universities and institutions of higher learning, including North Carolina State University. Wake County has a diverse economy centered on state government, the academic community, the technology industry, the medical and pharmaceuticals sectors and the many small businesses that support these enterprises as well as the people that live and work in this area. The second largest county is Johnston County which is just southeast of Wake. Johnston County is one of the fastest growing counties in the state with estimated population growth of almost 25% since 2000. Lee and Moore Counties are located to the south of Raleigh in the region referred to as the Sandhills area, which is home to the towns of Pinehurst, Sanford and Southern Pines. The region’s economy benefits from an emphasis on the golf industry due to the many world class golf courses located in the vicinity and also from a growing retiree population drawn to the mild climate and recreational activities afforded by the Sandhills area.

We are headquartered in Cary, the second largest city in Wake County and the seventh largest in North Carolina. Cary had an estimated population of 128,000 as of January 2008. The area has a strong and diversified economy.  The latest census data available is for 2006.  The total population for Wake County was 787,000 and is estimated to have grown to 868,000 in 2008. In 2006, the total population of Johnston County was 152,000, Moore County had an estimated population of 83,000 and Lee County had an estimated population of 57,000. Our market area is served by several major highways, Interstates 40, 440 and 540, US 1, US 64, and NC 55. International, national, and regional airlines offer service from the Raleigh-Durham International Airport, which is less than five miles from Cary.

The population of our market area is relatively diverse, young and highly educated. As of 2000, the date of the last census, over 60% of Cary’s population and over 37% of the estimated four county population 25 years or older had at least a bachelor’s degree. This educational level is due to the number of institutions of higher education located in our market area as well as the Research Triangle Park’s high technology employee base.

The economic strength of the area is also reflected by the per capita income.  The Bureau of Economic Analysis (BEA) lists per capita personal income for the Raleigh-Durham-Cary metropolitan statistical area as of 2005 as $35,186 compared to $28,071 for North Carolina. The median family income in the Raleigh-Durham-Cary metropolitan statistical area, according to the US Department of Housing and Urban Development in 2005, was $69,800 compared to $56,712 for the State of North Carolina. Cary is home to the world’s largest privately held software company, SAS Institute, and it has attracted other world-class businesses including RH Donnelly, Siemens, American Airlines, and Oxford University Press. The Research Triangle Park houses major facilities of IBM, GlaxoSmithKline,  the U.S. Environmental Protection Agency, Quintiles and numerous other technology and bio-medical firms.

New Hanover County is home to Wilmington, North Carolina as well as the University of North Carolina at Wilmington. Wilmington had an estimated population of 100,000 in 2007 while New Hanover County had a population of approximately 183,000. Wilmington is the ninth largest city in North Carolina. The median family income for Wilmington was $54,200 and per capita income was $28,584. Wilmington has a sizable seaport and is the eastern terminus of Interstate 40. The area has become an important destination for the entertainment industry as over 200 movies or television shows have been produced in Wilmington. The population is culturally diverse and the median age is 34 years old.

Competition

Commercial banking in North Carolina is extremely competitive in large part due to early adoption of statewide branching. We compete in our market areas with large regional and national banking organizations, other federally and state chartered financial institutions such as savings and loan institutions and credit unions, consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of our competitors have broader geographic markets and higher lending limits than we do and are also able to provide more services and make greater use of media advertising. All markets in which we have a banking office are also served by branches of the largest banks in North Carolina.

For example, as of June 30, 2007 there were 229 offices of 29 different commercial banks in Wake County, 39 offices of 11 different commercial banks in Johnston County, 38 offices of 11 different commercial banks in Moore County, 20 offices of 9 different commercial banks in Lee County and 74 offices of 17 different commercial banks in New Hanover County. While we typically do not compete directly for loans with larger banks, they do influence our deposit products. We do compete more directly with mid-size and small community banks that have offices in our market areas. There are also a number of new community banks in Wake, Durham and New Hanover Counties that have a direct competitive effect as customers tend to “shop” the terms of their loans and deposits.

The enactment of legislation authorizing interstate banking has led to increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina. For example, SunTrust Bank, Atlanta, Georgia, a large multi-state financial institution, has branches throughout North Carolina, including Wake County.

Despite the competition in our market areas, we believe that we have certain competitive advantages that distinguish us from our competition. We offer customers modern banking services without forsaking prompt, personal service and friendliness. We also have established a local advisory board in each of our communities to help us better understand their needs and to be “ambassadors” of the bank. It is our intention to further develop advisory boards as we expand into additional communities in our market area. We offer many personalized services and attract customers by being responsive and sensitive to their individualized needs. We believe our approach to business builds goodwill among our customers, stockholders, and the communities we serve that results in referrals from stockholders and satisfied customers. We also rely on traditional marketing to attract new customers. To enhance a positive image in the community, we support and participate in local events and our officers and directors serve on boards of local civic and charitable organizations.

Business Strategy

Our strategy is three-fold: we are committed to achieving growth and performance through exceptional customer service and sound asset quality; we provide a comprehensive array of products and services; and we are able to adapt to a rapidly changing banking environment. We place the highest priority on providing professional, highly personalized service - it’s the driving force behind our business. Our de novo expansion strategy is to identify growth markets and expand into them, but only when we are able to retain the services of an experienced banker with extensive personal knowledge of that market.

Use of Proceeds

We will not receive any proceeds from any sale of the securities by the selling securityholders.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods.  Consequently, the ratio of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods presented below.

Ratio of Earnings to Fixed Charges and Ratio of Earnings to
Combined Fixed Charges and Preferred Stock Dividends

The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Nine Months Ended	Year Ended December 31
	Sept. 30, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges

Including deposit interest	119.10%	134.62%	144.53%	154.14%	164.12%	167.43%

Excluding deposit interest	586.93%	793.36%	817.74%	687.88%	866.76%	1,042.69%

Ratio of earnings to combined fixed charges and preferred stock dividends

Including deposit interest	119.10%	134.62%	144.53%	154.14%	164.12%	167.43%

Excluding deposit interest	586.93%	793.36%	817.74%	687.88%	866.76%	1,042.69%

We have computed the ratio of earnings to fixed charges set forth above by dividing earnings from continuing operations by fixed charges. For the purpose of determining the ratios, earnings include pre-tax income from continuing operations, extraordinary charges and changes in accounting principles plus fixed charges (excluding capitalized interest). Fixed charges consist of the sum of interest on all indebtedness (including capitalized interest), interest expense on deposits, as applicable, and interest within rental expense, which is estimated to be one-third of rental expense (a common practice within the banking industry).

Regulatory Considerations

We are extensively regulated under both federal and state law. We are a bank holding company, regulated under the Bank Holding Company Act of 1956. As such, the Federal Reserve Board regulates, supervises and examines us. Our banking subsidiary has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

            This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of securityholders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiary within certain limits, the state banking regulator in North Carolina and the Federal Reserve Board, which regulate us and our bank subsidiary, and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like our bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

Description of Capital Stock

As of the date of this prospectus, our capital structure consists of 20,000,000 authorized shares of common stock, $1.00 par value per share, and 5,000,000 authorized shares of preferred stock, no par value. As of January 31, 2009, 9,626,559 shares of our common stock were issued and outstanding, and 24,900 shares of our Series A Preferred Stock were issued and outstanding.

Our common stock is traded on the Nasdaq Global Market under the symbol “CRFN.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

Description of Preferred Stock

We have designated 24,900 shares of our authorized preferred stock as “Fixed Rate Cumulative Preferred Stock, Series A,” which we refer to in this prospectus as the Series A Preferred Stock.  These shares were issued to the Treasury on January 9, 2009, pursuant to the Treasury’s Capital Purchase Program, or CPP. The following is a summary of the material provisions of the Series A Preferred Stock. The full terms of the Series A Preferred Stock are set forth in Exhibit 3.1 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank senior to our common stock.

Dividend

             Cumulative dividends on shares of the Series A Preferred Stock accrue on the liquidation value of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue from January 9, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, such rate will increase to 9% per annum, if, as and when declared by our board of directors out of funds legally available therefor. Dividends will be payable in arrears on the 15th day of February, May, August and November of each year. Dividends will be payable to holders of record as they appear in the stock register of the Company at the close of business on the applicable record date, which shall be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors or any duly authorized committee of the board of directors that is not more than 60 nor less than 10 days prior to such dividend payment date.

                Dividends on the Series A Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series A Preferred Stock shall bear interest at the applicable dividend rate, unless and otherwise prohibited or limited by applicable law, and shall be compounded (i.e., dividends are paid on the amount of unpaid dividends). The Series A Preferred Stock has no maturity date.

                So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or any other junior stock, other than a dividend payable solely in common stock. We also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•
purchases, redemptions or other acquisitions of our common stock or any other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•
purchases or other acquisitions by an affiliated broker-dealer solely for the purpose of market-making, stabilization or customer facilitation transactions in common stock or any other junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by an affiliated broker-dealer for resale pursuant to our offering of capital stock that is underwritten by an affiliated broker-dealer;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•
acquisition of record ownership of common stock or any other junior stock or parity stock for the beneficial ownership of any person other than Crescent or a subsidiary of Crescent, including as trustee or custodian; and

•
the exchange or conversion of common stock or any other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 9, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

As long as the Series A Preferred Stock is outstanding, we will not be able to pay dividends on any shares of common stock unless all dividends on the Series A Preferred Stock have been paid in full, including full cumulative dividends having been or contemporaneously declared and paid on the Series A Preferred Stock for all past dividend periods and the then current dividend period.  When dividends are not paid in full upon the Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any other preferred stock ranking pari passu with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and such other series of preferred stock bear to each other.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Rights Upon Liquidation

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Redemption

The Series A Preferred Stock shall not be redeemable prior to February 15, 2012, unless we have received from certain qualified equity offerings aggregate gross proceeds of not less than $6,225,000.  In such case, we may redeem the Series A Preferred Stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by the Company to persons other than the Company or any of its subsidiaries after January 9, 2009 of shares of perpetual preferred stock, common stock or any combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve, excluding any sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008.

On and after February 15, 2012, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part at any time or from time to time.

In any redemption, the redemption price is an amount equal to the per share liquidation amount of $1,000, plus accumulated and unpaid dividends, if any, thereon to but excluding, the date fixed for redemption.

Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price upon such surrender. If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart, then from and after the redemption date dividends will cease to accumulate on such Series A Preferred Stock, such stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except the right to receive the redemption price.

Notice of redemption will be given to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Company. Any notice properly sent shall be presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder shall not affect the validity of the proceedings for the redemption.

The Series A Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a duly authorized committee thereof may determine to be fair and equitable.

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our Preferred Stock.

Conversion

Shares of Series A Preferred Stock are not convertible.

Voting

The holders of Series A Preferred Stock will have no voting rights, except as otherwise from time to time required by applicable law and voting group rights on matters as set forth below:

•	any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

•	any amendment to the rights of the Series A Preferred Stock; or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Stock.

Any class vote held on the above matters entitles each share of Series A Preferred Stock to one vote and requires approval of at least 66 2/3% of the shares of Series A Preferred Stock outstanding at such time.

If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any stock ranking on parity with the Series A Preferred Stock, voting together as a group, to elect two directors to fill such newly created directorships at the Company’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full at which time such right shall terminate.

Securities Are Not Insured by the FDIC.

Investments in the Series A Preferred Stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Description of Warrant to Purchase Common Stock

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 833,705 shares of our common stock. If we complete one or more qualified equity offerings (as described below) on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $24.9 million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock that was also sold to the Treasury pursuant to the January 9, 2009 Letter Agreement, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 416,853 shares.  Pursuant to the Letter Agreement, a “qualified equity offering” is a sale and issuance for cash by us, to persons other than Crescent or its subsidiaries after January 9, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Crescent at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $4.48 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before January 9, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Crescent of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant on the Nasdaq Global Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been properly exercised.

Transferability

The initial selling securityholder may not transfer any portion of the warrant with respect to more than 416,852 shares of common stock until the earlier of: (i) the date on which Crescent has received aggregate gross proceeds from a qualified equity offering of at least $24.9 million; and (ii) December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of January 9, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted issuances described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable will increase and the exercise price will be adjusted downward accordingly. We will not be required to make this anti-dilution adjustment for the following permitted issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 9, 2009, however, we are not aware of any securities that we have issued with preemptive rights.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted downward to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock the number of shares issuable upon exercise of the warrant will increase and the exercise price will be adjusted downward accordingly.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Crescent that requires shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

Description of Common Stock
General

The following description summarizes the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our articles of incorporation, as amended, and our bylaws, as amended, as well as the North Carolina Business Corporation Act, or the NCBCA. Our articles and bylaws are, and any amendments to them will be, incorporated by reference in our SEC registration statement.

The transfer agent and registrar for our common stock is First-Citizens Bank & Trust Company, Raleigh, North Carolina.

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

Dividends

Holders of shares of common stock will be entitled to receive such cash dividends as our Board of Directors may declare out of funds legally available therefor. However, the payment of dividends by us will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.  In addition, the Federal Reserve Board generally prohibits holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition. Notwithstanding the above, our ability to pay dividends to the holders of shares of our common stock will be principally dependent upon the amount of dividends our subsidiary, Crescent State Bank, is permitted to pay to us as its parent holding company. The ability of a North Carolina bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the dividend would cause the bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. Holders of our Series A Preferred Stock do have, and any series of preferred stock that we may issue in the future may have, priority over the holders of our common stock with respect to dividends.

Voting Rights

Each share of our common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Holders of our common stock, together with holders of any other class or series of capital stock with voting rights, elect our board of directors and act on such other matters as are required to be presented to them under North Carolina law or our articles of incorporation or as otherwise presented to them by the board of directors. Our shareholders are not entitled to cumulate their votes for the election of directors. See “Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects” below regarding provisions that can affect the voting rights of our shareholders.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Crescent, the holders of shares of our common stock will be entitled to receive, after payment of all of our debts and liabilities and after satisfaction of all liquidation preferences applicable to the preferred stock, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of our subsidiary, Crescent State Bank, we, as the holder of all shares of our subsidiary’s common stock, would be entitled to receive, after payment of all debts and liabilities of the subsidiary (including all deposits and accrued interest thereon), all remaining assets of the subsidiary available for distribution in cash or in kind.

No Preemptive Rights; Redemption and Assessment

Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Securities Are Not Insured by the FDIC

Investments in the common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General.  The following is a summary of the material provisions of our Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares.  Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Crescent Financial Corporation, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

Classification of the Board of Directors.  Currently, the Bylaws provide that our board of directors shall be divided into three classes, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve until the earlier of: (a) the remainder term of the present term of office of the class to which he or she was elected; or (b) the next annual meeting of shareholders held to elect directors. At the current time, there are twelve members of the board of directors, all of whom are serving staggered three-year terms. As a result, one-third of the members of the Board of Directors of Crescent Financial Corporation are elected each year, and two annual meetings are required for our shareholders to change a majority of the members constituting the board of directors.

Removal of Directors, Filling Vacancies.  Our Bylaws provide that:

•	shareholders may remove one or more of the directors with or without cause, provided that,

-	a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and

-	a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Vacancies occurring in the board of directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws.  Subject to certain restrictions described below, either a majority of the board of directors or the shareholders may adopt, amend or repeal the Bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the board of directors. Generally, our shareholders may adopt, amend, or repeal the Bylaws in accordance with the NCBCA.

Annual Meetings of Shareholders.  Our Bylaws provide that annual meetings of shareholders may be called only by the board of directors or, if a substitute annual meeting is called, by the President, the Chairman of the board of directors, the Secretary or the board of directors.

North Carolina Control Share Acquisition Act.  Crescent is subject to the North Carolina Control Share Acquisition Act which generally provides that shares of the common stock that are “control shares” will not have certain voting rights unless the remaining shareholders grant voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned by that person, would entitle that person (except for the application of the statute) to (i) one-fifth, (ii) one-third, or (iii) a majority, of all voting power in the election of the company’s directors. Voting rights may be restored to control shares, however, by the affirmative vote of the holders of a majority of the common stock (other than shares held by the owner of the control shares and officers and employee directors of Crescent). If voting rights are restored to control shares which give the holder a majority of all voting power in the election of our directors, then the other shareholders may require us to redeem their shares at their fair value as of a date prior to the date on which the vote was taken which restored voting rights to the control shares.

North Carolina Shareholder Protection Act.  Crescent is also subject to the North Carolina Shareholder Protection Act which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the common stock (excluding shares owned by an “interested shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of the common stock or which are affiliates of Crescent and previously had been 20% beneficial holders of the common stock.

Business Combination Factors.  Our Articles of Incorporation provide that the board of directors may consider the social and economic effects of any matter presented for their consideration on the communities in which we operate and may consider the business and financial condition of a proposed acquiror, its management’s experience and integrity, and the prospects of successful conclusion of the transaction when evaluating any business combination.

Plan of Distribution

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities  pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

Selling Securityholders

On January 9, 2009, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the covered securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	24,900 shares of fixed rate cumulative perpetual preferred stock, series A, having a per share liquidation value of $1,000; and

•
833,705 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 7.97% of our outstanding common stock as of January 9, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

Validity of Securities

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Gaeta & Eveson, P.A., Raleigh, North Carolina, our counsel, and for any underwriters and agents by counsel selected by such underwriters or agents.

Experts

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Dixon Hughes PLLC, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon the authority of said firm as experts in accounting and auditing.

Part II
Information Not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses (all but the SEC fees are estimates) payable by the registrant in connection with the filing of this Form S-3 Registration Statement:

SEC Registration Fee	$
Printing Costs		*
Listing Fee		*
Transfer & Disbursing Agent Fees		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Federal Taxes
State Taxes and Fees
Miscellaneous Expenses		*

Total		*

* To be filed by amendment or in a current report on Form 8-K

Item 15.  Indemnification of Directors and Officers

The North Carolina Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who have been, or are threatened to be, made a party to litigation. The indemnification applies to judgments, fines, settlements and reasonable expenses under certain circumstances. Under the North Carolina Business Corporation Act, reasonable expenses incurred by a director or officer may be paid or reimbursed by us before a final conclusion of the proceeding, after we receive certain assurances from the director or officer. Specifically, the director or officer must provide to us a written statement of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification. The other assurance we must receive is a written undertaking, by or on behalf of the director or officer, to repay the amount reimbursed if it is ultimately determined that the director or officer is not entitled to indemnification by us. If a director or officer is wholly successful in defending the proceeding in which he or she is a party, the North Carolina Business Corporation Act requires us to indemnify him or her against reasonable expenses incurred in connection with the proceeding if he or she is named as a defendant as a result of being one of our directors or officers. Our Articles of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent permitted by North Carolina Business Corporation Act.

The North Carolina Business Corporation Act allows a corporation to provide that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the Business Corporation Act (unlawful distributions); or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation). Our Articles of Incorporation include such a provision.

The North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased director and officer liability insurance that insures our directors and officers against liabilities in connection with the performance of their duties.

Crescent Financial Corporation has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify Crescent Financial Corporation and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article V of the Registrant’s Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the Registrant or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Registrant, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of,).

Item 16.  Exhibits

Exhibit No.	Description

3.1	Articles of Amendment of the Registrant (filed as exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009 and incorporated herein by reference)

4.1
Warrant dated January 9, 2009, to purchase 833,705 shares of the Registrant’s common stock, $1.00 par value per share (filed as exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009 and incorporated herein by reference)

5.1	Opinion of Gaeta & Eveson, P.A.

10.1
Letter Agreement, dated as of January 9, 2009, between the Registrant and the United States Department of the Treasury (filed as exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009 and incorporated herein by reference)

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Gaeta & Eveson, P.A. (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina on this 6th day of February 2009.

Crescent Financial Corporation

By:	/s/ Michael G. Carlton
Michael G. Carlton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY

/s/ Michael G. Carlton	President, Chief Executive Officer, and
Michael G. Carlton	Director

/s/ Bruce W. Elder	Vice President, Secretary and Principal
Bruce W. Elder	Financial and Accounting Officer

/s/ Brent D. Barringer*	Director
Brent D. Barringer

/s/ William H. Cameron*	Director
William H. Cameron

/s/ Bruce I. Howell*	Chairman of the Board of Directors
Bruce I. Howell

/s/ James A. Lucas, Jr.*	Director
James A. Lucas, Jr.

/s/ Kenneth A. Lucas*	Director
Kenneth A. Lucas

/s/ Sheila Hale Ogle*	Director
Sheila Hale Ogle

/s/ Charles A. Paul, III*	Director
Charles A. Paul, III

/s/ Francis R. Quis, Jr.*	Director
Francis R. Quis, Jr.

/s/ Jon S. Rufty*	Director
Jon S. Rufty

/s/ Jon T. Vincent*	Director
Jon T. Vincent

/s/ Stephen K. Zaytoun*	Director
Stephen K. Zaytoun

*	By Michael G. Carlton, Attorney in Fact

/s/ Michael G. Carlton
Michael G. Carlton

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment of the Registrant (filed as exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009 and incorporated herein by reference)

4.1
Warrant dated January 9, 2009, to purchase 833,705 shares of the Registrant’s common stock, $1.00 par value per share (filed as exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009 and incorporated herein by reference)

5.1	Opinion of Gaeta & Eveson, P.A.

10.1
Letter Agreement, dated as of January 9, 2009, between the Registrant and the United States Department of the Treasury (filed as exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009 and incorporated herein by reference)

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Gaeta & Eveson, P.A. (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney